Exhibit 99.1

Press Release

Contact: David Messenger, CFO

Phone: 720.283.6120

UDR COMMENCES TENDER OFFER AND CONSENT SOLICIATION FOR ITS 8 1/2% DEBENTURES DUE SEPTEMBER 15,
2024

DENVER, CO (August 04, 2009) UDR, Inc. (NYSE: UDR), a leading multifamily real estate investment trust (REIT), today announced the commencement of a tender offer for any and all of its $53,118,000 principal amount of outstanding 81/2% Debentures Due September 15, 2024 (the “Notes”)(CUSIP No. 910197AC6) and a solicitation of consents from the holders of the Notes to amend the related indenture. The tender offer is scheduled to expire at 11:59 P.M., Eastern Time, on August 31, 2009, unless extended or earlier terminated (the “Expiration Time”), and the consent solicitation is scheduled to expire at 5:00 P.M., Eastern Time, on August 17, 2009, unless extended or earlier terminated (the “Early Tender Deadline”). The Company intends to use borrowings under its existing credit facilities to pay for all of the Notes purchased pursuant to the tender offer.

Holders who validly tender their Notes and deliver their consents by the Early Tender Deadline shall receive $1,010 per $1,000 principal amount of Notes if the Notes are accepted for purchase. Holders who validly tender their Notes and deliver their Consents after the Early Tender Deadline but by the Expiration Time shall receive $980 per $1,000 principal amount of Notes if the Notes are accepted for purchase. Holders whose tendered Notes are accepted for purchase will also receive accrued and unpaid interest from the most recent interest payment date for the Notes, to, but not including, the applicable payment date for the Notes in the tender offer.

Holders who validly tender their Notes and deliver their consents by the Early Tender Deadline and whose Notes are accepted for purchase will receive payment promptly after the Early Tender Deadline. Holders who validly tender their Notes and deliver their Consents after the Early Tender Deadline but by the Expiration Time and whose Notes are accepted for purchase will receive payment promptly after the Expiration Time.

The consents are being solicited to eliminate certain restrictive covenants and certain events of default contained in the indenture governing the Notes. Holders may not tender their Notes without delivering consents or deliver consents without tendering their Notes.

The tender offer is subject to the satisfaction of certain conditions, including a requisite consents condition. The complete terms and conditions of the tender offer are described in the Offer to Purchase and Consent Solicitation Statement dated August 4, 2009, copies of which may be obtained by contacting Global Bondholders Services Corporation as Information Agent at (866) 924-2200 (U.S. toll-free) or (212) 430-3774. The Company has engaged Wells Fargo Securities to serve as Dealer Manager for the tender offer. Questions regarding the tender offer and consent solicitation may be directed to Wells Fargo Securities at (866) 309-6316 (U.S. toll-free) or (704) 715-8341.

None of the Company, the Dealer Manager or the Information Agent make any recommendations as to whether holders should tender their Notes pursuant to the Offer or consent to the proposed indenture amendments, and no one has been authorized by any of them to make such recommendations. Holders must make their own decisions as to whether to tender Notes and deliver consents, and, if so, the principal amount of Notes to tender.

This press release does not constitute an offer to purchase, a solicitation of an offer to sell nor a solicitation of consents with respect to, any Notes or other securities, nor shall there be any purchase of Notes in any state or jurisdiction in which such offer, solicitation or purchase would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. The tender offer and consent solicitation is being made solely by the Offer to Purchase and Consent Solicitation Statement dated August 4, 2009.

About UDR, Inc.

UDR, Inc. (NYSE:UDR — News), an S&P 400 company, is a leading multifamily real estate investment trust with a demonstrated performance history of delivering superior and dependable returns by successfully managing, buying, selling, developing and redeveloping attractive real estate properties in targeted U.S. markets. As of June 30, 2009, UDR owned 44,701 apartment homes and had 1,916 homes under development and another 289 homes under contract for development in its pre-sale program. For over 37 years, UDR has delivered long-term value to shareholders, the best standard of service to residents, and the highest quality experience for associates. Additional information can be found on the Company’s website at www.udr.com.

Forward-Looking Statements

Certain statements made in this press release may constitute “forward-looking statements.” The words “expect,” “intend,” “believe,” “anticipate,” “likely,” “will” and similar expressions generally identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated, due to a number of factors, which include, but are not limited to, unfavorable changes in the apartment market, changing economic conditions, the impact of inflation/deflation on rental rates and property operating expenses, expectations concerning availability of capital and the stabilization of the capital markets, the impact of competition and competitive pricing, acquisitions or new developments not achieving anticipated results, delays in completing developments and lease-ups on schedule, expectations on job growth, home affordability and demand/supply ratio for multifamily housing, expectations concerning development and redevelopment activities, expectations on occupancy levels, expectations concerning the Vitruvian Park project, expectations that automation will help grow net operating income, expectations on post-renovated stabilized annual operating income, expectations on annualized net operating income and other risk factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time, including the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q. These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this press release, and the Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in the Company’s expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except to the extent otherwise required by law.